EXHIBIT 10.1




Subj:      American Express Application Approved
Date:      Mon, 18 Jun 2001 5:04:58 PM Eastern Daylight Time
From:      "American Express "americanexpress@linkshare.com
To:        info@corporateroadshow.com

Dear Frank Ferraro:

Congratulations! You have been accepted as a member of the American Express Affiliate Program - part of the LinkShare Network(TM). We look forward to a successful partnership with your site.

As an American Express Affiliate, you can earn anywhere from $25 to $45 for each new customer* your site generates.

The commission structure is based on the product(s) your site promotes:
Consumer Cards                 $30/ new customer
Small Business Corporate Cards $45/ new customer
Membership B@nking             $35/ new account
Merchant Services              $25/ new account

To begin participating in the American Express Affiliate Program immediately, follow these steps:
1. Go to http://www.linkshare.com/createlinks?oid-22117
2. Log on to your account with your Username and Password (both are noted below).
3. Select your desired American Express link from the left frame tool bar (Text/Email or Banner).
5. Copy and paste the appropriate American Express link code into your Web site.
6. Make sure you select the right product to promote! If your site is targeted at consumers, select from Consumer Credit and Charge Cards or Membership B@nking. If your site is targeted to small business owners and operators, select from Small Business Credit and Charge Cards or Establishment Services.

Keep in mind that American Express has a wide selection of product offerings that may appeal to your site's users. Be sure to review http://www.americanexpress.com/affiliate to see which business-to-business or consumer-oriented products would be appropriate for your site.

Due to tracking difficulties, in certain circumstances commissions will not be paid for visitors with disabled browser cookie who have been approved for a product promoted through LinkShare.

If you have any questions or concerns about using these links, or about the American Express Affiliate program, please contact us at americanexpress@linkshare.com (1-888-SHARE89 ext. 286 or visit the Linkshare Help section at http://www.linkshare.com/helpcenter/helpframe.html.

For special affiliate promotions or marketing ideas, please email us at AffiliateTeam@aexp.com.



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You'll also find great tips on getting the most from the American Express
Affiliate Program at http://www.linkshare.com/helpcenter/resource.html.

Thank you for your participation in the American Express Affiliate Program. We look forward to a mutually rewarding partnership!

Best regards.

The American Express Affiliate Team

Username:  8KGnzSTFh


* Please be aware that it takes two to six weeks to process an American Express Card or service application, and thus may take several weeks for your commission on approved products or services to be reported.

A successful transaction is defined as a valid, completed, approved Card oz service application submitted by a prospect. When visitors have a disabled cookie browser, American Express may not be able to pay on the transaction. Commissions are paid only on products promoted through the LinkShare Network. This program is subject to change. This program may be modified, suspended, or otherwise terminated without notice. Other terms and conditions apply.


info@corporateroadshow.com